Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FOURTH QUARTER AND FULL-YEAR 2019

CALABASAS, Calif., February 20, 2020 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Total revenues increased 3.3% to $237.9 million

•	Net income of $20.7 million, or $0.52 per common share, diluted

•	Adjusted EBITDA of $32.5 million

•	Revenue from financing fees increased 13.4% to $18.8 million

•	Private Client brokerage revenue increased 5.8% following 15.5% growth in the fourth quarter of 2018

•	Middle Market and Larger Transaction combined brokerage revenue decreased 3.0%, with a difficult comparison to the combined growth of 27.8% in the fourth quarter of 2018

Full Year 2019 Highlights

•	Total revenues of $806.4 million

•	Net income of $76.9 million, or $1.95 per common share, diluted

•	Adjusted EBITDA of $115.6 million

•	Revenue from financing fees increased 14.7% to $66.3 million

•	Private Client brokerage revenue increased 0.7% following 9.0% growth in the same period in 2018

•	Middle Market and Larger Transaction combined brokerage revenue decreased 8.1%, with a difficult comparison to the combined 31.8% growth in 2018

Hessam Nadji, President and CEO stated, “Marcus & Millichap closed the year on a positive note as revenue increased 3.3% in the fourth quarter despite a challenging prior year comparable of 13.6% growth. This was the result of our expanded marketing efforts, increased client outreach and ongoing addition of talent. Overall, we faced declining market sales and a pause by many investors waiting for lower interest rates throughout much of 2019. We believe real estate fundamentals are largely in balance, the Fed is signaling an accommodative stance and capital is readily available. These factors, coupled with the strength of the Marcus & Millichap brand and balance sheet, support our cautiously optimistic outlook for the coming year.”

Mr. Nadji continued, “We have made meaningful investments to enhance our brokerage support, technology and marketing initiatives while increasing our capabilities in the pursuit of accretive acquisitions that enhance our market coverage and service offerings. We continue to make significant headway in the recruitment of experienced sales and financing professionals, and our pipeline of potential acquisitions is encouraging. Our balance sheet provides significant optionality, and we are continually evaluating how best to deploy capital and create shareholder value.”

Fourth Quarter 2019 Results Compared to Fourth Quarter 2018

Total revenues for the fourth quarter of 2019 were $237.9 million, compared to $230.3 million for the same period in the prior year, increasing 3.3%. The growth in total revenues was driven by the increase in real estate brokerage commissions, financing fees and other revenues. Real estate brokerage commissions increased 2.1% to $215.5 million primarily due to a rise in overall sales volume generated by the increase in the number of investment sales transactions and average transaction size, partially offset by a decrease in average commission rates. Financing fees increased 13.4% to $18.8 million. Other revenues increased 43.0% to $3.6 million.

Total operating expenses for the fourth quarter of 2019 increased 6.6% to $210.8 million, compared to $197.8 million for the same period in the prior year. The increase was primarily driven by a 4.5% increase in cost of services to $155.2 million and a 12.0% increase in selling, general and administrative expense. Cost of services as a percent of total revenues increased 70 basis points to 65.2% compared to the same period in the prior year, primarily due to mix in brokerage compensation.

Selling, general and administrative expenses for the fourth quarter of 2019 increased 12.0% to $53.3 million, compared to the same period in the prior year. The increase was primarily due to higher costs associated with (i) sales operations support and promotional marketing expenses; (ii) compensation related costs, including salaries and related benefits and management compensation; (iii) legal costs; (iv) facilities expenses due to expansion of offices; and (v) net other expense categories primarily related to an increase in certain licensing fees. These increases were partially offset by a decrease in stock-based compensation.

Net income for the fourth quarter of 2019 was $20.7 million, or $0.53 per common share, basic and $0.52 per common share, diluted, compared to $26.2 million, or $0.67 per common share, basic and $0.66 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the fourth quarter of 2019 was $32.5 million, compared to $36.1 million for the same period in the prior year.

Full Year 2019 Results Compared to Full Year 2018

Total revenues for 2019 were $806.4 million, compared to $814.8 million for the same period in the prior year, a decrease of 1.0%. Total operating expenses for 2019 increased 1.1% to $710.0 million compared to $702.5 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 61.9%, up 20 basis points compared to the same period in the prior year. The Company reported net income for 2019 of $76.9 million, or $1.95 per common share (basic and diluted) compared to $87.3 million, or $2.23 per common share, basic and $2.22 per common share, diluted for the same period in the prior year. Adjusted EBITDA for 2019 was $115.6 million, compared to $129.5 million for the same period in the prior year. As of December 31, 2019, the Company had 2,021 investment sales and financing professionals, a net gain of 44 over the prior year.

Business Outlook

We believe that the Company is positioned to achieve long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth through incremental strategic acquisitions. The Company’s growth plan also includes further expansion of investment brokerage services in office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities. This market segment consistently accounts for over 80% of all commercial property sales transactions and approximately 60% of the commission pool and is highly fragmented. The top 10 brokerage firms led by MMI have an estimated 24% share of this segment by transaction count.

Key factors that may influence the Company’s business during 2020 include:

•	Volatility in market sales and investor sentiment driven by:

•

Slowdown in market sales in the short- to mid-term in view of a maturing cycle, anticipation of election results, interest rate fluctuations, increasing bid-ask spread gap between buyers and sellers and economic trends

•	Possible boost to investor sentiment and sales activity based on apparent bottoming of interest rate easing cycle and economic initiatives which may increase real estate investor demand

•	Possible impediment of investor sentiment related to regulatory changes at the local, state and national level

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher cost of services

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	Global geopolitical uncertainty which may cause investors to refrain from transacting

•	The potential for accretive acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, February 20, 2020, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, March 5, 2020, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13697993.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2019, the Company had 2,021 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 9,726 transactions in 2019, with a sales volume of approximately $50 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2020 and beyond and expectations for changes (or fluctuations) in market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Real estate brokerage commissions	$215,541	$211,210	$729,356	$747,355
Financing fees	18,806	16,583	66,293	57,817
Other revenues	3,561	2,490	10,779	9,644

Total revenues	237,908	230,283	806,428	814,816

Operating expenses:
Cost of services	155,196	148,469	498,878	502,883
Selling, general and administrative expense	53,265	47,557	203,110	193,349
Depreciation and amortization expense	2,343	1,768	8,017	6,297

Total operating expenses	210,804	197,794	710,005	702,529

Operating income	27,104	32,489	96,423	112,287
Other income (expense), net	3,410	1,273	12,477	6,333
Interest expense	(370)	(346)	(1,388)	(1,400)

Income before provision for income taxes	30,144	33,416	107,512	117,220
Provision for income taxes	9,423	7,191	30,582	29,963

Net income	20,721	26,225	76,930	87,257

Other comprehensive (loss) income:
Marketable securities, available-for-sale:
Change in unrealized (losses) gains	(52)	243	1,822	(536)
Less: reclassification adjustment for net (gains) losses included in other income (expense), net	(2)	(1)	(43)	7

Net change, net of tax of $(6), $82, $611 and $(177) for the three months ended December 31, 2019 and 2018 and the years ended December 31, 2019 and 2018, respectively	(54)	242	1,779	(529)
Foreign currency translation (loss) gain, net of tax of $0 for each of the three months ended December 31, 2019 and 2018 and years ended December 31, 2019 and 2018	(376)	333	(576)	377

Total other comprehensive (loss) income	(430)	575	1,203	(152)

Comprehensive income	$20,291	$26,800	$78,133	$87,105

Earnings per share:
Basic	$0.53	$0.67	$1.95	$2.23
Diluted	$0.52	$0.66	$1.95	$2.22
Weighted average common shares outstanding:
Basic	39,468	39,157	39,404	39,149
Diluted	39,640	39,469	39,548	39,383

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $14.9 billion for the three months ended December 31, 2019, encompassing 2,807 transactions consisting of $10.9 billion for real estate brokerage (2,050 transactions), $2.2 billion for financing (582 transactions) and $1.8 billion in other transactions, including consulting and advisory services (175 transactions). Total sales volume was $49.7 billion for the year ended December 31, 2019, encompassing 9,726 transactions consisting of $36.9 billion for real estate brokerage (7,042 transactions), $7.2 billion for financing (1,944 transactions) and $5.6 billion in other transactions, including consulting and advisory services (740 transactions). As of December 31, 2019, the Company had 1,925 investment sales professionals and 96 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage	2019	2018	2019	2018
Average Number of Investment Sales Professionals	1,882	1,801	1,843	1,726
Average Number of Transactions per Investment Sales Professional	1.09	1.07	3.82	4.10
Average Commission per Transaction	$105,142	$109,265	$103,572	$105,574
Average Commission Rate	1.97%	2.13%	1.98%	2.07%
Average Transaction Size (in thousands)	$5,341	$5,126	$5,234	$5,095
Total Number of Transactions	2,050	1,933	7,042	7,079
Total Sales Volume (in millions)	$10,950	$9,908	$36,858	$36,070

	Three Months Ended December 31,		Year Ended December 31,
Financing (1)	2019	2018	2019	2018
Average Number of Financing Professionals	96	107	102	100
Average Number of Transactions per Financing Professional	6.06	4.55	19.06	16.78
Average Fee per Transaction	$31,034	$32,811	$32,680	$33,176
Average Fee Rate	0.83%	0.88%	0.88%	0.89%
Average Transaction Size (in thousands)	$3,729	$3,715	$3,693	$3,716
Total Number of Transactions	582	487	1,944	1,678
Total Financing Volume (in millions)	$2,170	$1,809	$7,180	$6,236

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended December 31,
	2019			2018			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	278	$183	$7,404	313	$206	$8,858	(35)	$(23)	$(1,454)
Private Client Market ($1 - $10 million)	1,558	5,080	141,717	1,411	4,606	133,905	147	474	7,812
Middle Market (≥$10 - $20 million)	129	1,768	31,297	122	1,673	30,866	7	95	431
Larger Transaction Market (≥$20 million)	85	3,919	35,123	87	3,423	37,581	(2)	496	(2,458)

	2,050	$10,950	$215,541	1,933	$9,908	$211,210	117	$1,042	$4,331

	Year Ended December 31,
	2019			2018			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	1,011	$657	$27,012	1,077	$695	$29,677	(66)	$(38)	$(2,665)
Private Client Market ($1 - $10 million)	5,311	17,239	487,528	5,230	16,645	483,967	81	594	3,561
Middle Market (≥$10 - $20 million)	441	6,002	107,818	472	6,462	116,850	(31)	(460)	(9,032)
Larger Transaction Market (≥$20 million)	279	12,960	106,998	300	12,268	116,861	(21)	692	(9,863)

	7,042	$36,858	$729,356	7,079	$36,070	$747,355	(37)	$788	$(17,999)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	December 31, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$232,670	$214,683
Commissions receivable	5,003	4,948
Prepaid expenses	10,676	7,904
Income tax receivable	4,999	—
Marketable securities, available-for-sale	150,752	137,436
Other assets, net	6,067	6,368

Total current assets	410,167	371,339
Prepaid rent	—	13,892
Property and equipment, net	22,643	19,550
Operating lease right-of-use assets, net	90,535	—
Marketable securities, available-for-sale	60,809	83,209
Assets held in rabbi trust	9,452	8,268
Deferred tax assets, net	22,122	22,959
Goodwill and other intangible assets, net	22,312	15,385
Other assets	70,994	31,778

Total assets	$709,034	$566,380

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$10,790	$11,035
Notes payable to former stockholders	6,564	1,087
Deferred compensation and commissions	44,301	47,910
Income tax payable	—	4,486
Operating lease liabilities	17,762	—
Accrued bonuses and other employee related expenses	22,388	28,338

Total current liabilities	101,805	92,856
Deferred compensation and commissions	45,628	49,887
Notes payable to former stockholders	—	6,564
Operating lease liabilities	63,155	—
Deferred rent and other liabilities	3,539	7,499

Total liabilities	214,127	156,806

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2019, and 2018, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,153,195 and 38,814,464 at December 31, 2019, and 2018, respectively	4	4
Additional paid-in capital	104,658	97,458
Stock notes receivable from employees	(4)	(4)
Retained earnings	388,271	311,341
Accumulated other comprehensive income	1,978	775

Total stockholders’ equity	494,907	409,574

Total liabilities and stockholders’ equity	$709,034	$566,380

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$20,721	$26,225	$76,930	$87,257
Adjustments:
Interest income and other (1)	(2,494)	(2,426)	(10,322)	(7,052)
Interest expense	370	346	1,388	1,400
Provision for income taxes	9,423	7,191	30,582	29,963
Depreciation and amortization	2,343	1,768	8,017	6,297
Stock-based compensation	2,238	3,064	9,278	11,983
Non-cash MSR activity (2)	(90)	(20)	(322)	(391)

Adjusted EBITDA(3)	$32,511	$36,148	$115,551	$129,457

(1)	Other for the three and twelve months ended December 31, 2019 and 2018 includes net realized gains (losses) on marketable securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)

The decrease in Adjusted EBITDA for the three months ended December 31, 2019 compared to the same period in 2018 is primarily due to a higher proportion of operating expenses compared to total revenues, while the decrease for the twelve months ended December 31, 2019 compared to the same period in 2018 is primarily due to lower total revenues and a higher proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards